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                                                                  Exhibit h-3


                         NEW ENGLAND ENERGY INCORPORATED
                             Statements of Cash Flows
                       For the Quarter Ended March 31, 1997
                        (Unaudited, Subject to Adjustment)

                                             Old Program New Program Combined
                                             ----------- ----------- --------
Operating Activities:
   Net income                                $   (372,084)           $   15,076$   (357,008)
   Adjustments to reconcile net income to
     net cash provided by operating activities:
     Amortization of cost of fuel reserves     20,435,697         -  20,435,697
     Loss passed on to an affiliate             9,334,557         -   9,334,557
     Accrued loss to be passed on to an affiliate        (6,590,938)          -(6,590,938)
     Deferred income taxes                     (7,698,902)        -  (7,698,902)
     (Increase)/decrease in accounts receivable
       (excluding loss to be passed on to affiliate)     (5,236,972)      8,100 (5,228,872)
     Increase/(decrease) in accrued exploration
       and development costs                    1,290,946         -   1,290,946
     Increase/(decrease) in accounts payable    1,180,066    (1,332)  1,178,734
     Increase/(decrease) in accrued interest payable        (19,650)          -(19,650)
                                                         Increase/(decrease) in accrued taxes payable  8,212,600    -      8,212,600
                                             ------------ ---------------------
       Net cash provided by operating activities       $ 20,535,320     $   21,844                  $ 20,557,164
                                             ------------ ---------------------
Investing Activities:
   Investment in property - Samedan:
     Exploration (also includes dry holes, depleted
                  wells and work in process) $   (443,459)$       -$   (443,459)
     Development (also reflects transfer of
                   depleted wells)               (306,407)        -    (306,407)
   Capital costs                               (1,611,743)        -  (1,611,743)
   Other                                         (746,800)        -    (746,800)
                                             ------------ ---------------------
    Net cash used in investing activities    $ (3,108,409)$       -$ (3,108,409)
                                             ------------ ---------------------

Financing Activities:
   Subordinated notes payable to parent-issues         $    570,956   $       -                     $    570,956
   Subordinated notes payable to parent-retirements     -         -           -
   Changes in notes payable to bank under
       credit agreement                        (9,000,000)        -  (9,000,000)
                                             ------------ ---------------------
       Net cash used in financing activities $ (8,429,044)$       - $(8,429,044)
                                             ------------ ---------------------

Net increase/(decrease) in cash and cash equivalents   $  8,997,867  $   21,844                     $  9,019,711
Cash and cash equivalents at beginning of period  331,551  (132,157)    199,394
                                             ------------ ---------------------
Cash and cash equivalents at end of period   $  9,329,418$ (110,313)  $  9,219,105
                                             ------------ ---------------------

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